ADAMIS PHARMACEUTICALS CORPORATION - 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces Third Quarter 2019 Financial Results and Business Update

San Diego, California – November 12, 2019 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) today announced financial results for the third quarter ended September 30, 2019 and provided a business update.

Dr. Dennis J. Carlo, President and Chief Executive Officer of Adamis Pharmaceuticals, stated, “Since the full launch in July, Sandoz has implemented several initiatives that we expect will increase sales of SYMJEPITM. We believe the Sandoz team is now targeting allergists and primary care physicians with their retail launch. A new website was launched in the third quarter that provides patients and physicians with product information, instructions for use and provides links to order demonstrator devices and to have SYMJEPI shipped to patients’ homes through PillPack, an Amazon company.”

“While we are eager for sales of SYMJEPI to grow, we are also looking forward to a final decision by the FDA on ZIMHITM, our naloxone injection product candidate. If approved, we believe our company will be very well positioned for growth in 2020 as we plan to play an important role in combating the ongoing public health crisis of opioid overdose.”

Product Updates

SYMJEPI (epinephrine) Injection

During the third quarter, Adamis’ commercial partner, Sandoz, announced the full launch of our SYMJEPI epinephrine injection product, making both the 0.3mg and 0.15mg doses available in local pharmacies across the U.S. Sandoz increased and continues to expand its commercial initiatives and we expect those efforts to begin translating into a steeper sales growth during the fourth quarter.

In addition to the U.S., Adamis continues to seek opportunities to market SYMJEPI into other territories and on October 1, 2019, the company announced it had entered into an exclusive distribution and commercialization agreement with Emerge Health to seek registration and commercialize SYMJEPI in Australia and New Zealand.

ZIMHI (naloxone) Injection

Since Adamis’ November 4, 2019 update, the U.S. Food and Drug Administration (“FDA”) continues to review the company’s New Drug Application (NDA) for its ZIMHI high-dose naloxone product candidate, and as of the date of this press release the company has not received any notice of action from the FDA. The company believes that if approved, ZIMHI could be an important part of the solution to this growing health crisis of opioid overdose. The company believes that discussions with potential partners for ZIMHI have sufficiently progressed and that while no assurances are possible, the company expects to be able to announce a commercial partner soon after receiving clearance from the FDA.

Drug Outsourcing Facility

During the third quarter of 2019, the company’s wholly owned drug outsourcing facility, US Compounding (USC), continued to grow its revenues by approximately 19% in the third quarter compared to the same quarter last year and approximately 25% year-to-date versus the same nine months of 2018. USC’s increase in revenues was due to the increase in sales of USC’s sterile pharmaceutical formulations resulting in part from an increase in production capacity in order to meet product demand and from marketing personnel efforts.

Third Quarter 2019 Financial Results

Revenues increased approximately 54%, from $3.8 million to $5.9 million, for the three months ended September 30, 2018 and 2019, respectively.  Revenues increased by approximately 52%, from $10.9 million to $16.6 million for the first nine months of 2018 compared to the same period in 2019.  The increase was primarily attributable to growth in sales of USC’s sterile pharmaceutical products and revenue relating to SYMJEPI.

Selling, general and administrative expenses (“SG&A”) decreased approximately 19%, from $6.5 million to $5.3 million for the three months ended September 30, 2018 and 2019, respectively. The decrease in SG&A expenses was primarily due to decreases in wages and benefits.

Research and development expenses (“R&D”) decreased approximately 15%, from $3.9 million to $3.3 million for the third quarter of 2018 compared to the same period in 2019. The decrease was primarily due to a decrease in development costs of our product candidates. We anticipate that R&D expenses will continue to decrease in the fourth quarter of 2019.

Cash and equivalents at the end of the third quarter was approximately $12.1 million.

Targeted Near-Term Milestones

•	Increasing sales of SYMJEPI in the U.S.
•	FDA approval and commercial partner for ZIMHI
•	Additional commercial partners for SYMJEPI outside of the U.S.
•	Increasing sales and margins at US Compounding

Conference Call

Adamis will host a conference call and live webcast today, November 12, 2019 at 2:00 pm PDT (5:00 pm EDT) to discuss its financial and operating results for the third quarter 2019, as well as provide an update on business developments and activities.

US Dial-in (Toll Free): 1-800-458-4121

TOLL/International Dial-In: 1-323-794-2093

Conference ID: 1103072

Webcast: http://public.viavid.com/index.php?id=136653

If you are unable to participate in the call live, a telephone playback will be available after approximately 5:00 pm PDT on November 12, 2019. To listen to the replay, call toll free 1-844-512-2921 within the U.S. or 1-412-317-6671 internationally (toll) and enter PIN number 1103072.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including respiratory disease, allergy and opioid overdose. The company’s SYMJEPI (epinephrine) Injection 0.3mg and SYMJEPI (epinephrine) Injection 0.15mg products were approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis.  In July, Sandoz, a division of Novartis Group, announced it had fully launched both in the U.S. Please refer to www.SYMJEPI.com for additional product information. Adamis is developing additional products, including a naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose, and a metered dose inhaler and dry powder inhaler product candidates for the treatment of asthma and COPD.  The company’s subsidiary, U.S. Compounding, Inc., compounds sterile prescription drugs, and certain nonsterile drugs for use by hospitals, clinics and surgery centers throughout most of the United States.

Adamis Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: the company’s beliefs concerning the timing and outcome of the FDA’s review of the company’s New Drug Application (NDA) relating to the ZIMHI product; the company’s beliefs concerning the timing of entering into a commercial agreement with a third party relating to ZIMHI; the company’s beliefs concerning its ability to commercialize ZIMHI and its other products and product candidates; the company's beliefs concerning the ability of its product candidates to compete successfully in the market; the company's beliefs concerning the safety and effectiveness of ZIMHI or its other products and product candidates; the company’s beliefs concerning its commercialization strategies; and the company’s beliefs concerning the anticipated timing of any commercial launch of its ZIMHI product. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis' actual results to be materially different from these forward-looking statements. There can be no assurances that the FDA will approve our NDA relating to our ZIMHI product or concerning the timing of any future action by the FDA on our NDA, regarding the commercialization options that the company will pursue if our NDA is approved, or that the product will be able to compete successfully in the market if approved and launched. The FDA’s review processes can extend beyond, and in some cases significantly beyond, anticipated or target completion or action dates due to the timing of the FDA’s review process, FDA requests for additional data, information, materials or clarification, difficulties scheduling an advisory committee meeting, FDA workload issues, extensions resulting from the submission of additional information or clarification regarding information already in the submission, or other reasons. In addition, forward-looking statements concerning our anticipated future activities assume that we are able to obtain sufficient funding to support such activities and continue our operations and planned activities.  As discussed in our filings with the Securities and Exchange Commission, we may require additional funding, and there are no assurances that such funding will be available if required.  You should not place undue reliance on any forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Except to the extent required by law, any forward-looking statements in this press release speak only as the date of this press release, and Adamis expressly disclaims any obligation to update any forward-looking statements.

Contacts:

Mark Flather

Senior Director, Investor Relations

& Corporate Communications

Adamis Pharmaceuticals Corporation

(858) 412-7951

mflather@adamispharma.com